Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510                               For Release: IMMEDIATE
News                                          For Further Information Contact
Release                                                     Paul A. McPartlin

TECH/OPS SEVCON REPORTS THIRD QUARTER RESULTS

Southborough, Mass. August 4, 2004..... Tech/Ops Sevcon, Inc. (AMEX symbol TO)
reported that net income for its third fiscal quarter was $103,000, or $.03 per diluted share, which was in line with last year's results for the same period when the Company had net income of $98,000, or $.03 per diluted share. Revenues for the third quarter were $7,486,000, an increase of $1,525,000, or 26%, compared to the prior year's $5,961,000. Foreign currency fluctuations accounted for $435,000 or 7% of the increase in reported sales but had an insignificant impact on operating income. Volumes increased by 18% compared to the third quarter of last year mainly due to gains in the controls business. Engineering expense, mainly on advanced new products, was $296,000 higher than the third quarter of last year. Operating income for the third quarter was $121,000 compared to $161,000 in the same quarter last year.

For the nine month period net income was $326,000, or $.10 per diluted share, compared to $315,000, also $.10 per diluted share, last year. Revenues in the first nine months of this year were $21,255,000, an increase of $3,481,000, or 20%, compared to last year. Foreign currency fluctuations accounted for $1,635,000 or 9% of the increase in reported sales. Volumes were 11% higher than the prior year period. The gross profit percentage increased to 40.3% of sales compared to 38.8% in the same period last year. Higher operating expenses, mainly related to new product engineering, sales and marketing and adverse foreign currency affects increased operating expenses by $1,569,000 compared to the same period last year. Operating income for the nine months was $574,000 compared to $478,000 in the first nine months of fiscal 2003. The increase in operating income was mainly due to increased volumes and foreign currency fluctuations, partially offset by the higher operating expense mainly related to new products.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.


Third Quarter 2004 Financial Highlights (unaudited)

                                         (in thousands except per share data)
                                    Three months ended      Nine months ended
                                    July 3     June 30      July 3    June 30
                                      2004        2003        2004       2003

Net sales                           $7,486      $5,961     $21,225    $17,744
Operating income                       121         161         574        478
Income before income taxes             157         150         501        484
Net income                            $103         $98        $326       $315
Basic income per share                $.03        $.03        $.10       $.10
Diluted income per share              $.03        $.03        $.10       $.10
Cash dividend per share               $.03        $.03        $.09       $.09
Average shares outstanding           3,125       3,125       3,125      3,125




Summarized Balance Sheet Data                       (in thousands of dollars)

                                                July 3,          September 30
                                                  2004                   2003
                                           (unaudited)  (derived from audited
                                                                  statements)

Cash, cash equivalents and short-term
 investments                                      $562                   $524
Receivables                                      5,552                  4,088
Inventories                                      4,102                  3,999
Prepaid expenses and other current assets          879                    762
                                                ------                  -----
Total current assets                            11,095                  9,373
Long-term assets                                 4,676                  4,361
                                                ------                  -----
Total assets                                   $15,771                $13,734
                                                ------                  -----

Current liabilities                             $5,330                 $4,009
Deferred taxes                                      82                     77
Stockholders' investment                       $10,359                 $9,648
                                                ------                  -----
Total liabilities and stockholders' investment $15,771                $13,734
                                                ------                  -----